Angie Yang/Evan Pondel

PondelWilkinson, Inc.

Corporate and Investor Relations

(310) 279-5980

HOUSE OF TAYLOR JEWELRY REPORTS IMPROVED FINANCIAL RESULTS,

AS SALES NEARLY DOUBLE FOR 2007 SECOND QUARTER

WEST HOLLYWOOD, CA – August 13, 2007 – House of Taylor Jewelry, Inc. (NASDAQ: HOTJ) today reported that net sales for its second quarter ended June 30, 2007 nearly doubled to $4.8 million from $2.5 million in the prior-year period, reflecting increased sales of the company’s Elizabeth and Kathy Ireland Jewelry branded products and loose diamonds sales of $3.5 million.

Gross profit as a percentage of net sales more than doubled to 15.9% from 7.0% a year earlier, as gross profit increased to $764,000 in the current quarter from $174,000 in the 2006 second quarter.  The company said gross profit gains reflected increased penetration of its higher-margin Elizabeth and Kathy Ireland branded jewelry products.  Gross profit margin for the comparable period in 2006 was impacted by sales of closeout merchandise and the introduction of branded products at lower margins.

Even with sales nearly doubling, selling, shipping and general and administrative (SG&A) expenses in the 2007 second quarter were slightly lower at $2.2 million, compared with $2.3 million in the corresponding period a year ago.  The increased sales, higher gross profit margin and lower SG&A expenses resulted in reducing the company’s operating loss to $1.5 million for the 2007 second quarter from $2.1 million in the prior-year period.

The company incurred interest expense for the 2007 second quarter of $1.2 million, which included $898,000 of non-cash expense related to the amortization of costs associated with convertible notes.  This compares with $782,000 of interest expense last year, which included $573,000 of non-cash expense related to the amortization of costs associated with convertible notes.

For the 2007 second quarter, House of Taylor Jewelry posted net income of $25,000, equal to $0.00 per diluted share, which included a non-cash gain of $2.6 million due to the change in the fair value of the company’s warrant liability.  In the year-ago period, the company incurred a net loss of $290,000, equal to a loss of $0.01 per share, which included a non-cash gain of $2.6 million due to the change in the fair value of the warrant liability.

“The favorable results reflect the company’s improved operating performance, as well as continued execution of our business strategies,” said Jack Abramov, president and chief executive officer.  “The strong consumer awareness levels of both Dame Elizabeth Taylor and Kathy Ireland, combined with an experienced, passionate and dedicated management team, have enabled House of Taylor Jewelry to rapidly emerge in an extremely competitive industry as a leading international jewelry company with a powerful collection of brands.

“We continue to selectively expand our product assortment and channels of distribution to meet the growing demand from consumers for our branded jewelry products,” Abramov said.  “We are particularly pleased with the demand, independent door penetration and sell thru for our Kathy Ireland Jewelry line, which targets the broader spectrum of consumers with price points from $200 to $3,500.  Going forward, we expect to ramp-up sales, further increase market awareness and expand our Kathy Ireland bridal, diamond and fashion assortments in the most frequently purchased categories.”

For the first half of 2007, net sales more than doubled to $9.3 million from $3.8 million for the first half of 2006.  Gross profit as a percentage of sales improved significantly to 13.6% from 4.8% for the 2006 first half.  Gross profit increased to $1.3 million in the current six-month period from $184,000 a year earlier.  Selling, shipping and general and administrative expenses in the 2007 second quarter declined to $4.1 million from $4.3 million in the year-ago six-month period.  The increased sales, higher gross profit margin and lower SG&A expenses resulted in a significant reduction of the company’s operating loss to $2.8 million for the second half of 2007 from $4.1 million in the prior-year period. Included in the $2.8 million loss for the second half of 2007 is $905,000 of non-cash expenses relating to depreciation, amortization, allowances and share based compensation.

The company incurred interest expense for the year-to-date period of $2.9 million, which included $2.2 million of non-cash expense related to the amortization of costs associated with convertible notes.  This compares with $906,000 of interest expense last year, which included $573,000 of non-cash expense related to the amortization of costs associated with convertible notes.

For the year-to-date period, House of Taylor Jewelry incurred a net loss of $3.0 million, or $0.07 per share, which included a non-cash gain of $2.7 million due to the change in the fair value of the warrant liability. In the 2006 six-month period, the company sustained a net loss of $2.4 million, or $0.06 per share, which also included a non-cash gain of $2.6 million due to the change in the fair value of the warrant liability.

“We continue to establish and strengthen industry relationships that help position House of Taylor Jewelry in the market as a key branded supplier of consistent, well-priced polished diamonds and diamond jewelry.  With the success of this initiative to date and an enviable portfolio of jewelry brands, we are maintaining our focus on expanding growth with an objective achieving and sustaining profitability,” Abramov said.

About House of Taylor Jewelry

House of Taylor Jewelry is a Los Angeles-based international jewelry company whose principal shareholders include entities owned by Dame Elizabeth Taylor and Kathy Ireland, along with members of the Abramov family. It serves fine jewelry retailers worldwide with diverse jewelry collections marketed under the brands Elizabeth™, House of Taylor Jewelry™, and Kathy Ireland Jewelry™ Exclusively for House of Taylor Jewelry. More information on the company can be found at www.hotj.com.

Certain statements included in this press release, including, but not limited to, implementation and success of programs to expand and accelerate worldwide branding and related growth initiatives, and statements regarding market potential of our brands, constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the availability of funding for current and future operations; the acceptance of the company’s branded products in the marketplace; and the characteristics and pricing of the company’s branded products as compared with competing products, as well as others discussed in House of Taylor Jewelry, Inc.'s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. House of Taylor Jewelry, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

#   #   #

(Tables follow)

House of Taylor Jewelry, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net sales	$4,796,191	$2,481,835	$9,320,269	$3,848,238

Cost of goods sold	4,032,125	2,308,280	8,052,491	3,664,346
Gross profit	764,066	173,555	1,267,778	183,892

Selling, shipping and general and administrative	2,217,443	2,277,168	4,095,637	4,274,400
Loss from operations	(1,453,377)	(2,103,613)	(2,827,859)	(4,090,508)

Other income (expense):
Interest income	6,195	37,931	14,539	43,074
Gain on change in warrant liability	2,623,500	2,557,915	2,732,812	2,557,915
Interest expense	(1,151,469)	(781,889)	(2,888,918)	(905,954)
	1,478,226	1,813,957	(141,567)	1,695,035

Net income (loss)	$24,849	$(289,656)	$(2,969,426)	$(2,395,473)

Net income (loss) per share:
Basic	$0.00	$(0.01)	$(0.07)	$(0.06)
Diluted	$0.00	$(0.01)	$(0.07)	$(0.06)

Weighted average shares outstanding:
Basic	40,326,383	38,728,399	39,931,628	38,394,543
Diluted	40,513,411	38,728,399	39,931,628	38,394,543